Exhibit 10.14

MOMENTA PHARMACEUTICALS, INC.

Restricted Stock Agreement
Granted Under 2004 Stock Incentive Plan

AGREEMENT made on March 7, 2006 between Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Ganesh Venkataraman (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.             Issuance of Shares.

The Company shall issue to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2004 Stock Incentive Plan, as amended (the “Plan”), 200,000 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”). The Shares will be held in book entry by the Company’s transfer agent in the name of the Participant for that number of Shares issued to the Participant. The Participant agrees that the Shares shall be subject to the forfeiture provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 3 of this Agreement.

2.             Vesting.

(a)           One hundred thousand (100,000) Shares shall vest and become free from forfeiture under Section 2(c) hereof and become free from the transfer restrictions in Section 3 hereof on the date that the Company (or any of the Company’s partners or collaborators) commercially launches M-Enoxaparin in the United States, provided, that such commercial launch occurs on or before March 7, 2011, and, provided further, that such Shares shall only vest pursuant to this Section 2(a) if the Participant is employed by the Company on the date of such vesting event.

(b)           One hundred thousand (100,000) Shares shall vest and become free from forfeiture under Section 2(c) hereof and become free from the transfer restrictions in Section 3 hereof on the fourth anniversary of the grant date (i.e., March 7, 2010), provided, that such Shares shall only vest pursuant to this Section 2(b) if the Participant is employed by the Company on the date of such vesting event.

(c)           In the event that the Shares do not vest in accordance with Section 2(a) or Section 2(b), then such Shares that would have otherwise vested under Section 2(a) or Section 2(b), as applicable, shall be forfeited immediately and automatically to the Company and the Participant shall have no further rights with respect to such Shares.

(d)           For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.

3.             Restrictions on Transfer.

(a)           The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, until such Shares have vested, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 3 and the forfeiture provisions contained in Section 2) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan and except as otherwise provided herein, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.

(b)           The Company shall not be required (i) to transfer on its books any of the Shares which have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Shares or to pay dividends to any transferee to whom such Shares have been transferred in violation of any of the provisions of this Agreement.

4.             Restrictive Legends.

All Shares subject to this Agreement subject to the following restriction, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

5.             Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement. Capitalized terms used, but not otherwise defined, herein shall have the meaning given to them in the Plan.

6.             Withholding Taxes; Section 83(b) Election.

(a)           The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the issuance of the Shares to the Participant or the lapse of the forfeiture provisions. For so long as the Common Stock is registered under the Exchange Act, the Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from this award, valued at their Fair Market Value; provided, however, that (i) the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income) and (ii) satisfaction of such tax obligations through shares of the Company’s Common Stock, including Shares retained from this award, may only be authorized by the Company’s Compensation Committee in its sole discretion at any time prior to the occurrence of a vesting date (whereby such Committee may adopt a resolution permitting the Participant to satisfy his or her tax withholding obligation through the surrender of shares of the Company’s Common Stock, including a portion of the Shares the vesting of which gives rise to the withholding obligations). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(b)           The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and other tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

THE PARTICIPANT AGREES NOT TO FILE AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE WITH RESPECT TO THE ISSUANCE OF THE SHARES.

7.             Miscellaneous.

(a)           No Rights to Employment.  The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by satisfaction of the performance conditions and continuing service as an employee at the will of the Company (not through the act of being hired or being granted the Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all.

(b)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)           Waiver.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d)           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(e)           Notice.  Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at 675 West Kendall Street, Cambridge, Massachusetts 02142 (Attention: Vice President, Legal Affairs). Each notice to the Participant shall be addressed to the Participant at the Participant’s last known address.

(f)            Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g)           Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(h)           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i)            Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(j)            Interpretation.  The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Compensation Committee of the Board of Directors of the Company shall be final and conclusive.

(k)           Participant’s Acknowledgments.  The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

(l)            Delivery of Certificates.  The Participant may request that the Company deliver the Shares in certificated form with respect to any Shares that have ceased to be subject to forfeiture pursuant to Section 2.

(m)          No Deferral.  Notwithstanding anything herein to the contrary, neither the Company nor the Participant may defer the delivery of the Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Richard P. Shea
Richard P. Shea
Vice President, Chief Financial Officer

/s/ Ganesh Venkataraman
Ganesh Venkataraman